Exhibit 99.03

Operator:
Thank you for standing by and welcome to the AllianceBernstein fourth quarter 2009 earnings review.  At this time all participants are in a listen-only mode.  After the formal remarks there will be a question and answer session, and I will give you instructions on how to ask questions at that time.  As a reminder, this conference is being recorded and will be replayed for one week.

I would now like to turn this conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo.  Please go ahead.

Philip Talamo:	Thank you Stephanie. Good Afternoon, everyone, and welcome to our fourth quarter 2009 earnings review.

As a reminder, this conference call is being Webcast and is supported by a slide presentation that can be found in the Investor Relations section of our website at www.allianceberstein.com/investorrelations.

Presenting our results today are our Chairman and Chief Executive Officer, Peter Kraus; our Chief Operating Officer, David Steyn; and our Chief Financial Officer, Bob Joseph.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature and is subject to certain SEC rules and regulations regarding disclosure.  Our cautionary language regarding forward-looking statements can be found on page two of our presentation as well as in the MD&A section of our 2009 10-K, which we expect to file later today.

In light of the SEC's regulation FD, management is limited to responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call.

And now I'll hand the call over to Peter.

Peter Kraus:	Thanks very much, Phil.

As we have noted with all of you in our discussions during the course of the year, 2009 was really about three important things.  One is, restoring performance across our platform and from that, flows will follow.  Two, enhancing the operating leverage and restoring the operating margins of the business, both the average margins and margin contributions.  And three, building and enhancing the research oriented culture and earning the trust of our clients.  We've made good progress on all accounts.

I'm going to spend a little bit of time talking about performance and flows and then turn it over to David to go further into the details.

You'll see on the first slide that we have arrayed the performance for the three years, five years, ten years and the fourth quarter '09 for the major Value services.  Each of the slides on performance is arranged similarly.  The one year performance was outstanding across the board with Global Value Services, International Value Services and US Diversified Services all positive for the year.

Turning to the next slide, we look at Growth.  US Large Cap Growth broke even, but the GRG product and International Large Cap Growth both showed gains for the year.  Importantly, the fourth quarter of '09 for both GRG and International Large Cap Growth showed significant gains and real progress towards continued performance above the benchmark.

On the Blend side of the world, we saw solid performance for one year and for the fourth quarter in all major categories, with emerging markets leading the parade.  In the Institutional Fixed Income business, we saw outstanding performance in the year across corporate bonds, with Strategic Core Plus and Global Plus both having excellent years, as well as an excellent fourth quarter.

When we look at flows we still see net outflows for the businesses, although Fixed Income by the third quarter of '09 was beginning to reflect some of the positive performance that we had during the year and has continued to show positive flows in that space.  Value, although it had negative outflows, did not have any significant deterioration between the third quarter and the fourth quarter and was slightly better. Growth, pretty much the same picture as value.

Looking at the net flows by distribution channel we see basic improvements. The fourth quarter in the Institutional space, however, did see greater outflows than in the third quarter. I will let David explain some of the reasons for that and it will become clear to you that the performance is basically consistent in the third and the fourth quarter.

David Steyn:
Thank you, Peter.  In the next few minutes, I'm going to drill down into the business conditions of our three main channels.  And while each of them is at a different stage of recovery and is dealing with different challenges and experiencing a different environment, I hope it will become clear that there are some common denominators to what is going on across our business.

The first is the one which Peter has already alluded to, improved performance across the board driven by our three global research platforms, Value, Growth, and Fixed Income.  The second common phenomenon is a sort of renewed sales focus, exploiting the depth and breadth of our distribution footprints.  The third one is a greater product innovation or greater focus on product innovation, but of two types. One, filling in the gaps in our product range, areas where we don't have the appropriate services, that's the obvious one. Perhaps the slightly more subtle one is what we call the innovation of expressions or iterations of our existing alpha platforms, but packaging them up into new dynamic products.

So with that said, let me start with our Private Client business.  Here, the business momentum continued to improve in Q4, manifested by the metrics of gross sales and net flows which you can see in the bullet points and in the graphic at the bottom of the page.  What you can't see is another metric we follow very closely and which, is in our experience, a very good indicator of future activity.

A key component of our engagement model with high net worth clients and high net worth products is what we call Wealth Forecasting Analysis, WFA. WFA is where we analyze the needs of the client or a prospect, their wealth, their philanthropy, their spending patterns, their expectations, their family, etc.  As I say, a key part of our engagement model.

Throughout 2009 and particularly in the second half of 2009, we saw the amounts of WFA activity significantly, materially increasing. In fact, this year’s January WFA activity was a record for any January with this firm.  Wealth Forecasting Analysis isn't just sort of an indicator of engagement of clients and prospects, it's also a driver of new business because it is that process of working with a client and a prospect and his or her referral sources which leads to recommendations on asset allocation or rebalancing our selection of managers, so at this point the WFA activity is looking very positive.

So the business momentum is continuing.  That is being matched with the ramping up of our footprint.  To all intents and purposes, we managed the sales force of Private Client business in 2009 to be flat.  We ended the year at 292.  We started the year at 299.  We just managed to sit in the 290s.

We've never in the past given targets for what our FA numbers will be.  But I think looking out over 2010, it's reasonable to assume a high-single digit growth in financial advisors across the United States of America, reflecting the opportunity we see here.  Our next training class starts in March, and we are planning a further training class in the fall.

In my opening comments I mentioned the greater product innovation across all three channels.  And here we list a couple of the things we are working on in Private Client.  A classic example of filling the gaps is the real estate initiative we have announced, an area in which this firm has never had exposure in the past.

An example of what I called innovation, the reiteration of our capabilities and the repackaging of our intellectual capital into new products and new services, is a very important initiative in Private Client called dynamic asset allocation, an approach which is designed to manage risk, adjusting client asset allocation dynamically in response to forecast changes in market conditions.  We are just in the process of rolling this out to our private clients, and the initial feedback has been very, very positive.

Let me turn to the very last point here, which is rather oblique or opaque, to continue to advance client service excellence through operational efficiencies.  This is an example of what Peter alluded to in his opening remarks about restoring operational and financial leverage to our business.  What this actually means is a project underway where we are re-engineering the way we service our private clients by taking operational functions out of our Private Client department and embedding them back into our operations department, both here in the United States of America and offshore in India.

And the purpose of this is two-fold.  One, it is to have a center of excellence, and leverage that center of excellence in the way we service our clients.  But there is a second level rationale here.  It is also to free up our Private Client associates so that they can do more value-added functions, client facing functions and wealth forecasting analysis to help give us leverage within the Private Client distribution channel.

Let me now turn to Retail.  In some senses the picture in Retail is similar.  Business momentum has continued to move in the right direction, manifested both with gross sales and net flows.  Now, over the past couple of quarters, in the earnings reviews, I've talked about tale of two cities in Retail.  I've talked about us having essentially two businesses and they were experiencing two very different environments, with mutual fund activity improving particularly in Asia and particularly in Fixed Income, following a strategic move into fixed income a couple of years ago.

But the sub-advisory business is facing headwinds, our sub-advisory business being a quasi-Institutional business.  But at the risk of extending the metaphor to the breaking point it is probably no longer a tale of two cities, but a tale of three cities.  And mutual fund activity worldwide continues to exhibit the patterns of behavior we've been talking about for the past two quarters: high growth in Fixed Income, high growth outside the United States of America, but in an improving environment here in the United States.

It is the sub-advisory business which is sort of bifurcated into two cities.  The US sub-advisory business is continuing to face the headwinds I've been talking about over the last two quarters.  But encouragingly, the non-US sub-advisory business is beginning to look much more robust, with a particularly improved environment in Europe and in Japan.

In the same way as I indicated that the Private Client channel was exhibiting the fruits of our move into new product innovation, exactly the same phenomenon is happening in our Retail channel, with some of the same products, including dynamic asset allocation and inflation protection strategies.  Dynamic asset allocation has already planned to be rolled out and inflation strategies are starting to be rolled out.  So as we look forward, the picture for the Retail business is encouraging.  A very strong pipeline being driven by improved performance, improved product suite or broader product suite, and re-engagement in the sub-advisory channel in the non-US parts of the world.

So if Private Clients and Retail are both being characterized by continuation of the trend towards a better and healthy environment, Institutions continues to face the challenges of 2009.  Now, Peter said I would reference the outflows which occurred in the fourth quarter.  Fourth quarter outflows increased 56 percent sequentially.  However, one part of that outflow was cash flow of approximately $5 billion from a non-actively managed account, the revenue attached to which was de minimus.

So then moving to the Institutional business environment, and here I will circle back to what Peter said, this obviously is going to be a performance story.  Peter talked about the improved 2009 performance against the index.  Let me put that into a context against the competition.  Of the 12 services Peter referenced, nine were in the top half overall against the competition, four of those nine in the top quarter.  And if we look against the index on a broader basis, and the data here is included in the appendix of the deck in front of you, eight out of eight Value services outperformed the index, seven out of nine Growth services, four out of four Blend, and six out of six Fixed Income.

It's appropriate for me to end our list with Fixed Income because just as the retail channel made a strategic move to prioritize Fixed Income a couple of years ago, so did the Institutional channel, which has borne fruit with a high level of interest in Fixed Income globally and globally.  What I mean by globally and globally is the clients globally and for global Fixed Income.  And certainly, as we look at the pipeline right now, those are amongst some of the most interesting opportunities.

Looking at client segments, we see a high level of interest and activity from sovereign funds and central banks.  And in that context, it was gratifying to see the Washington press release announcing that of the nine PPIP managers, AllianceBernstein had raised the most assets.

Let me turn from the buy-side to the sell-side, what we call here Bernstein Research highlights.  4Q year-over-year, revenue was down eight percent.  2009 revenue year-over-year is down eight percent compared to a record 2008.  The story behind this data is really much stronger.  Our best estimate of global secondary commission pool is that it is down more than 30 percent.  So both our business in the United States of America and our business in Europe have enjoyed very significant market share gains.

Driving the market share gains are two things.  The first is our footprint.  I talked about the Private Client business footprint being the advisors we have dotted around the world and the United States.  The comparable footprints of the sell-side are the publishing analysts we have.

Today we have 29 publishing analysts in the United States, 20 in Europe, and three in Asia, which is the largest number we've ever had.  It is also the highest ranked publishing analyst force we've ever had.  So that is one metric, the subscribing market share gain.  The second is the service suite we are able to offer our clients, where recent investments and products such as European electronic trading, equity derivatives, and equity capital markets, have all borne fruit.

So if I look back at the sell-side business over the past couple of years, it is a story that has been one of the broadening out into Europe and the broadening out into service suites of our capabilities.  If I look forward to the next two years, it is the continuation of that process in Asia.  I mentioned that we have three publishing analysts in Asia today.  We expect to end the year with four.  We expect to have a critical mass of publishing analysts by the end of 2011, a critical mass of publishing analysts which should be matched by critical mass of trading and sales capabilities.

And the last comment I want to make on Bernstein Research is that to a very significant extent, and perhaps one we don't talk and comment on, it is a great brand enhancement for the group as a whole.  Interestingly, in January of this year, in all media around the world, there were just under 2,900 references to our Sanford C. Bernstein.

So I've commented on the channels and the sell-side of our business.  Let me close my comments by saying a little about the firm as a whole.  Peter mentioned the three tasks which laid ahead of us in 2009.  One, which was to restore operating and financial leverage to the company for the benefit of unitholders and staff.  One key, if not the key, metric of this is headcount.  And in the past couple of earnings calls we've been showing you how headcount has changed, from its peak in the third quarter '08, we're down 23 percent.  From the beginning of '09, we are down 13 percent.

Now on the last earnings call, I said that year-end we should expect a number of 4,400-and-change.  This shows 4,369.  That doesn't mean we decided to go further than 4,400-and-change.  At year-end there were some 50-odd positions, which were in the process of being filled.  So I continue to stand by what I said three months ago.  You should think in terms of the headcount of this firm at 4,400-and-change.

So with that, let me hand it over to Bob to run through the financials.

Bob Joseph:
OK.  Thanks, David.  So as we reported today and as shown on the next slide, Net Income Attributable to AllianceBernstein Unitholders for the fourth quarter of 2009 was $192 million, more than the $92 million earned in the fourth quarter of 2008.  Operating Income increased by 180 percent, driven by a 35 percent increase in Net Revenues and also by a 14 percent increase in Operating Expenses.  Our operating margin increased to 25.7 percent from 16.2 percent for the fourth quarter of 2008.  Although a significant portion of this improvement is due to a large positive variance in deferred compensation investment gains and losses, which I'll discuss later, the remainder is attributable to improved operating results.

While we're on this slide, I'd like to point out that the Operating Partnership's effective tax rate declined to 6.8 percent compared to 9.8 percent for the last year's fourth quarter, as a higher proportion of our consolidated pretax earnings was generated from the operations of our US partnership.  This mix shift also explains the similar decline in the tax rate for the full year.  Fourth quarter 2009 Diluted Net Income per unit and the Distribution per Unit for AllianceBernstein Holding, the publicly-traded partnership, were both 62 cents, each more than double that of the prior year quarter.

Moving to the full year 2009, Net Revenues and Operating Expenses for the operating partnership declined 17 percent and 11 percent, respectively, compared to full year 2008, resulting in a 36 percent decline in Operating Income.  Finally, full year Diluted Net Income per Unit for both the Operating Partnership and AllianceBernstein Holding declined by 35 percent.

The next slide provides details of the $201 million, or 35 percent, increase in Net Revenues of the Operating Partnership.  Base fees increased by $14 million, or three percent, due to higher retail fee revenue, which is partially offset by modest declines in our other buy-side distribution channels.  In addition, we accrued $16 million in performance fees this quarter with approximately 60 percent from hedge funds distributed in our Private Client channel and 40 percent from long-only Institutional client accounts.

Distribution Revenues, which are based on average mutual fund assets under management, increased by $17 million, or 25 percent, year-over-year, roughly in line with the increase in retail AUM. However, this increase is largely offset by higher asset under management-based distribution plan payments included in promotion and servicing expenses.

As David already discussed, Bernstein Research Services revenues fell eight percent from the prior year quarter to $109 million.  Note that recent investments, as he mentioned, in equity derivatives and equity capital market services contributed approximately $6 million to current quarter revenues.

The primary driver of the quarter-over-quarter increase in Net Revenues was a $176 million positive variance in investment gains and losses. The majority of this variance was caused by $15 million in mark-to-market gains in the current quarter on investments related to deferred compensation awards compared to $132 million of losses in last year's fourth quarter.  More on that later.  Also contributing was a $23 million positive variance in investment losses in our consolidated venture capital fund from a $25 million loss in the fourth quarter of 2008 to a $2 million loss in the current quarter.

Moving on to Operating Expenses, Promotional and Servicing expenses increased by $15 million, or 14 percent, from the fourth quarter of 2008 due to higher distribution plan payments associated with higher average mutual fund assets under management.  Other expenses in this category were essentially flat versus the prior year quarter.

General and Administrative Expenses were flat quarter-over-quarter as lower technology and occupancy costs were offset by lower foreign exchange gains.  Additionally, the current quarter benefited from a $9 million reimbursement for claims accrued in the second quarter of 2009.  As noted last quarter, we currently estimate that the run rate for General and Administrative Expenses is approximately $144 per quarter.

The next slide provides some additional information on our Compensation and Benefits Expense, including the $59 million, or 22 percent, increase in the quarter from the prior-year- quarter.  The $45 million dollar, or 28 percent, decline in base compensation has two significant components.  Base salaries declined $8 million dollars, or 15 percent, due to the decrease in head count David mentioned earlier.  In addition, related severance costs declined by $26 million from the prior-year-quarter to approximately $12 million.

Base salaries are now stabilized at just over $100 million per quarter.  Incentive compensation expense increased $116 million from the prior-year's quarter.  In the fourth quarter of 2009, our cash bonus accrual was $58 million, roughly in line with the accruals in each of the first three quarters of the year.  However, you recall that in the fourth quarter of 2008, our bonus accrual was essentially zero due to lower than expected full year profitability resulting from severe second half capital market declines.

I'll discuss the $58 million increase and deferred compensation expense on the next slide. Let me just note that Commission Expense declined by 15 percent versus the fourth quarter of 2008, the result of lower sales and fee revenues.

Moving to the next slide, we show a slide that we put in this package over the last couple of quarters, which is basically a six quarter net profit and loss trend for compensation expense.  Note that amortization expense for the fourth quarter of 2008, which includes the impact of accelerated amortization due to the retirement of our former CEO, was reduced significantly by the impact of current and prior-year quarter mark-to-market losses on related investments.  Conversely, mark-to- market investment gains in the current year quarter were modest and only marginally impacted amortization expense for that period.  Note also that the percentage of current quarter investment gains and losses amortized to expense immediately has remained at roughly 40 percent, although slightly higher in the fourth quarter of 2009 due to rounding.

The next slide shows comparative financial results for AllianceBernstein Holding, the publicly-traded partnership, for fourth quarter and full year 2008 and 2009.  We reported Diluted Net Income per Unit for the current quarter for AllianceBernstein Holding at 62 cents, an increase of 130 percent from the prior year quarter.  Fourth quarter distribution is also 62 cents per unit, an increase of 114 percent.  That increase is higher than the 108 percent increase in Net Income at the Operating Partnership due to a decrease in the effective tax rate.

Recall that taxes paid by the publicly-traded partnership are generally based on its proportionate share of the Operating Partnership's fee revenues.  Income tax expense was the same for both quarters, since, as shown back on slide 15, fee revenues were only modestly higher in the fourth quarter of 2009 as compared to the prior-year quarter.  That completes our financial review, and now we're ready to take your questions.

Operator:
At this time – at this time, I would like to remind everyone, in order to ask a question, please press star, then the number one, on your telephone keypad.  Management has requested that you please limit yourself to two initial questions in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue to ask follow-up questions.  Your first question comes from the line of William Katz with the Buckingham Research Group.

William Katz:
Hello and good evening, everyone.  Just a discussion on the expense outlook on a going forward basis. Should we be thinking conceptually that margin improvement from this stage forward would be more a function of top line improvement or are there other things you could do and, within that, maybe an update on the commercial real estate disposition?

David Steyn:	Bill, you're quite right, margin improvements. From this point forward, it will be driven from the top line. The expense side was '09 story; the top line will have to be the story going forward.

William Katz:
OK.  And then the second question is, just in terms of the Institutional pipeline. I know you mentioned it's ticked up a little a bit but it is still relatively nominal.  Where is the strength and where are the weaknesses?

David Steyn:
I think it's much of the picture we have described over past quarters. We have seen interest coming out of the Middle East and interest coming out of Asian markets. The U.K. continues to be somewhat depressed and the United States of America is a patchy story.

William Katz:	OK. Thank you.

David Steyn:	I'm sorry. I should clarify that. I am referring to Institutions. In Retail, every country at the minute is moving in the right direction.

Operator:	Your next question comes from the line of Marc Irizarry with Goldman Sachs.

Mark Irizarry:	Great, thanks. Can we talk about the Institutional channel in terms of where you are on the consultant's watch list? Are you still getting put on watch lists? Where does that stand? Thanks.

David Steyn:
Mark, it's a very difficult question to generalize because the consultants obviously aren't homogeneous you know, either worldwide or even in one country.  And so, we have continued advocacy for some our services with some consultants worldwide who have had very long and very deep relationships and have been supporters of this firm, you know, for a decade and there are other consultants who, you know, behave and react in a way often consultants are characterized by.

Peter Kraus:
Yes, Mark, let me just add to David's comments. One of the things the consultants were quite focused on was voluntary turnover.  And we've seen in the last year plus the voluntary turnover actually declined from levels of '07 and '08.

In fact, the levels in '09 were 30 percent lower than in ‘08, and we've had quite a bit of stability, and that’s with the investment professionals by the way.  We've had quite a bit of stability in the investing teams.  And so, I think that's a big positive momentum shift for the consultants as they continue to look at '09 outperformance, the historical outperformance of the company and the stability in the investment teams.

Now that isn't to say that, because we've said this before, that we'll never have another investment person leave because, of course, that's going to happen. We, you know, have a big organization.  But if you look at it on a percentage basis and even if you'd apply that to the levels of seniority, up and down the organization, we are actually trending in a substantially better direction than we were in '07 and in '08.

David Steyn:
And, Mark, if I can just come back to my earlier answer, I'm thinking of a particular consultant to illustrate the difficulty of generalizing. One consultant I know well put us on the watch list for Equities and then put us on the buy list for Fixed Income.  So very, very hard for us to say where we are with our consultants.  What I would tell you is we continue to have a very deep dialogue with all consultants.

Marc Irizarry:	OK, great. And then maybe if you could talk a little bit about the flow trends that we saw in the month of January, particularly on the institutional side.

David Steyn:
I think it's no different of a story to what I said earlier about Q4 and Q3.  No change in pattern.  And as Peter sort of alluded to and then I went into slightly greater detail, if you actually looked at the redemption picture, stripping out that one five billion dollar cash flow, Q4 and Q3 sort of level-pegged each other.

Marc Irizarry:	OK, great. Thanks.

Operator:	Your next question comes from the line of Cynthia Mayer with Bank of America, Merrill Lynch.

Cynthia Mayer:
Hi, good afternoon. Given the really strong Fixed Income performance in the last year and the strong flows industry-wide, if you can give any color on why you think the Fixed Income flows haven't picked up more.  It looks like they have been positive the last two quarters but not accelerating.  And then also when you look at the pipeline you have, is it concentrated in any particular area?

Peter Kraus:
I think, Cynthia, we were a bit victims of our own success.  So in the '04, '05, '06, '07 time period when the Equity allocations to this firm were growing quite rapidly and Fixed Income was a solid contributor to performance, both the client relations personnel and the clients themselves, you know, thought of us and thought about Equities.  And so, when '09 occurred or '08 difficult performance, '09, really positive performance, there needed to be an educational process, both with client-facing personnel and clients themselves, and for that matter, consultants, really starting to think deeply about where is AllianceBernstein in the spectrum of Fixed Income managers.

Now, this is, as you know, a longer game.  And we think we've got a substantial amount of momentum in the Fixed Income world.  And yes, I agree that it would have been nice if we had the visibility today in 2007, we would have had more flow in 2009 and in late 2008, because the world clearly shifted in that direction.

But there is plenty of Fixed Income market out there.  We are essentially a $200 billion shop, there is plenty of market share for us to grab and I think that although flows have slowed down, they are still net positive in the Fixed Income space.  And investors are still comfortable in lower risk portfolios than higher risk portfolios.

Cynthia Mayer:
OK, great. In the last call you gave guidance on base salaries, and I'm wondering if that guidance still holds? And, on the incentive comp, how should we think about that if markets improve and the top-line grows?  How variable is that, say, with advisory revenues?

Peter Kraus:	I'll let Bob comment on the salaries. But on incentive compensation, we will pay our people pretty much in line with the way revenues grow. I mean, that's a total comment.

Obviously the allocation of compensation to individuals is different than that.  But we are looking to pay our people who we think are the best, the best.

Bob Joseph:	In my earlier remark, Cynthia, I mentioned that we are sort of stabilized now at a run rate of just over $100 million per quarter for base salaries.

Cynthia Mayer:	Great, thanks a lot.

Robert Lee:
Thanks.  Good afternoon. Peter, in the past, I think maybe it was you, who characterized in the Institutional channel outflows kind of being your most recent clients. Is it possible to kind of update us on the characterization?  Is that still the case?  Is it the people who are newer to the organization who are leaving, or are you starting to see more long-term clients on the Equity side of the business also redeeming?

Peter Kraus:
Rob, I know that that question has been asked in the past.  I think we've sort of assiduously avoided being specific about that because I actually don't think that we do a detailed study of it and we don't really have a precise answer.  I think that there is no doubt that the assets grew rapidly in the latter part of '05, '06, and '07. And clearly, those clients had weaker experience with us than clients that were with us for longer periods of time.  And so that certainly could have a bigger impact on how people think about retaining us as an advisor – as a manager over time.  Having said that, I don't think that probably gives you the story on what's actually going on in Institutional redemptions.

David Steyn:
Maybe if I add color and sort of illustrate the difficulty of answering that question. Let's take a market like the United Kingdom, which was certainly one of our fastest growing markets and has seen significant redemptions on the Institutional side.  It's very hard to say, is that because it was the most recent client to join, or is it because of the role of the consultants, or is it because the U.K. more than any other market anywhere in the world is closing down its defined benefit schemes and therefore moving to liability-driven investment solutions in Fixed Income, or is it a bit of all of those things?  That's the difficulty of answering that question.

Robert Lee:	Yes.

Peter Kraus:
And just to add more to that point, and great example, is how much of that is also plans taking lower risk having nothing to do with performance as we all know that the risk trade is going in the opposite direction.  That, of course, will change at some point.

And, you know there will be this thought, and this refers back to the point that Cynthia made, that, well, you could have benefited from that if the Fixed Income sort of brand awareness was more pervasive, but, you know, that's something we are building.

Robert Lee:
Thanks and maybe just a quick modeling follow-up question.  As you shifted deferred comp more towards restricted stock and away from reinvesting in mutual funds or other Alliance products, from a share count perspective, it's been creeping up. Should we expect that will continue or are you maybe going to try to use some cash flow to repurchase units and keep it relatively stable?  Just kind of curious what the general goal would be there.

Peter Kraus:
Good question.  We've certainly considered that.  And we will, in the matter of course, use some of our financial resources to repurchase shares over time.  And don't forget that for each share issued to an employee, that one-half of those shares is basically retained for taxes and effectively since the government doesn't take shares and replace it with holding taxes, we have to pay them cash like everybody else.  We are actually retiring that half share.

Robert Lee:	OK, great. Thank you.

Operator:
Again, as a reminder, if you would like to ask a question, please press star, then the number one on your telephone keypad.  Your next question comes from the line of William Katz with the Buckingham Research Group.

William Katz:
Just a couple of follow-ups.  Just curious of your thoughts, Peter, particularly on M&A.  One of your larger competitors made a big bet on passive and one of the smaller franchises made a reasonably sizeable bet on private equity in the last couple days.  I'm just really curious if you could talk a little bit about how you sort of see yourself in the industry.  Is what you have good enough or are you kind of planning any way of externally expanding the platform?

Peter Kraus:
Bill, thanks for asking that question because I love answering that M&A question. Look, I continue to believe and we continue to believe that there may be opportunities in the M&A market, but they are going to be places where we either don't have a service or where we have a substantial consolidation opportunity.  And that size is generally an inhibitor to doing a deal, because culturally it's very hard to merge large organizations.  That isn't to say others won't try it or do it or be successful at it, but I think we have a very strong and integrated culture and to acquire something that would effectively require us to merge into that culture is challenging.

So, look for us to be opportunistic where we think we can be because that can happen for sure.  But it's going to be characterized by either places where we are not, or financially attractive transactions that add scale.

William Katz:
OK.  That's helpful.  And then just a couple of technical follow-ups.  In Fixed Income this quarter, how much of that was related to the PPIP initiative?  And then on the commercial real estate opportunity around the world, where do you stand in terms of potentially downsizing some of that, which might add a little opportunity on G&A I guess?

Peter Kraus:
PPIP, I think, was a $1.64 billion, if I remember the number properly.  And I think that was raised in between the third quarter and the fourth quarter. I don't know exactly where it splits out.  Answer to question number two is, yes, we have some space.  We've continually reviewed those opportunities, and we will continue to do that.  And we will make economically rational decisions with regard to this phase.

David Steyn:	And then if I can add on PPIP, we've had three closings of PPIP, and all three were in the fourth quarter.

William Katz:	By the fourth quarter?

David Steyn:	All three were fourth quarter; one October and two in December.

William Katz:	Perfect. Thanks so much for taking all my questions.

Operator:	At this time, there are no further questions in queue.

Philip Talamo:
Great.  Thank you, Stephanie.  And thanks, everyone, for attending the call.  If you have any further questions, feel free to call the Investor Relations team at any time.  And with that, enjoy the rest of your evening.

Operator:	Thank you, this concludes today's conference call, you may now disconnect.

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